UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2005

AT&T Corp.

(Exact name of registrant as specified in its charter)

New York	001-01105	13-4924710

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One AT&T Way
Bedminster, New Jersey		07921

(Address of Principal Executive Offices)		(Zip Code)

(908) 221-2000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 30, 2005, AT&T Corp., a New York corporation (“AT&T”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with SBC Communications Inc., a Delaware corporation (“SBC”), and Tau Merger Sub Corporation, a New York corporation and direct wholly-owned subsidiary of SBC (the “Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AT&T, with AT&T continuing as the surviving corporation and a wholly-owned subsidiary of SBC (the “Merger”).

     The Merger Agreement

     At the effective time and as a result of the Merger, each share of AT&T common stock, $1.00 par value, issued and outstanding immediately prior to the effective time of the Merger will be converted into and become exchangeable for 0.77942 shares of SBC common stock, $1.00 par value. In addition to the SBC shares to be issued in exchange for AT&T common stock, AT&T will declare and pay a special dividend of $1.30 per share to be declared following adoption of the Merger Agreement by shareholders of AT&T and to be paid no later than the effective time of the Merger.

     Following the effective time of the Merger, David Dorman, Chairman, Chief Executive Officer and President of AT&T, and two other members of the Board of Directors of AT&T to be mutually agreed between SBC and AT&T will become members of SBC’s Board of Directors, and Mr. Dorman also will become President of SBC.

     SBC and AT&T have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) subject to certain exceptions, to cause a shareholder meeting to be held by AT&T to consider approval of the Merger and the other transactions contemplated by the Merger Agreement and (iv) that, subject to certain exceptions, the AT&T Board of Directors will recommend adoption by its shareholders of the Merger Agreement. In addition, AT&T made certain additional customary covenants, including, among others, covenants not to: (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

     Consummation of the Merger is subject to customary conditions, including (i) approval of the holders of AT&T common stock, (ii) absence of any law or order prohibiting the closing, (iii) approvals by the Federal Communications Commission, certain state regulatory commissions and the District of Columbia and regulatory authorities in certain countries and (iv) expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) material compliance of the other party with its covenants and (iii) the delivery of customary opinions from counsel to SBC and counsel to AT&T that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

     The Merger Agreement contains certain termination rights for both SBC and AT&T, and further provides that, upon termination of the Merger Agreement under specified circumstances, AT&T may be required to pay SBC a termination fee of $560,000,000, plus up to $40,000,000 in expenses.

     AT&T and SBC have agreed that, prior to consummation of the Merger, AT&T will establish a retention bonus pool designed to retain certain key employees of AT&T through the transition period between the announcement of the Merger and a period following the closing of the Merger. Participants in the retention pool will be selected by AT&T in consultation with SBC, although the final selections will be made in the sole discretion of AT&T and in no event will members of AT&T’s executive committee be eligible to participate. The aggregate amount of the retention pool will be up to $100 million. Individual retention bonus amounts generally will range between one and three times the participant’s annual base salary depending upon the participant’s position and will be paid to participants at or within six months following consummation of the Merger or on such earlier date as the participant’s employment is terminated by AT&T or SBC without “cause” or a constructive termination of the participant for “good reason.”

     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

     Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger among AT&T Corp., SBC Communications Inc. and Tau Merger Sub Corporation, dated as of January 30, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AT&T CORP.
By:	/s/ Robert S. Feit
Robert S. Feit
Vice President – Law and Secretary

Date: February 2, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger among AT&T Corp., SBC Communications Inc. and Tau Merger Sub Corporation, dated as of January 30, 2005.